As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 33-47091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMEDIA Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3647573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3585 Engineering Drive

Norcross, Georgia 30092

(Address of Principal Executive Offices and Zip Code)

K-III Communications Corporation 1992 Stock Purchase and Option Plan

(Full title of the Plan)

Keith L. Belknap

Senior Vice President, General Counsel and Secretary

3585 Engineering Drive

Norcross, Georgia 30092

(Name and address of agent for service)

(678) 421-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

PRIMEDIA Inc., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 33-47091) initially filed with the Securities and Exchange Commission on May 12, 1992, (the “Registration Statement”) registering 15,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or offered or otherwise remains unissued.

On May 15, 2011, the Company, Pittsburgh Holdings, LLC (“Parent”) and Pittsburgh Acquisition, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on July 13, 2011 Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on July 13, 2011, each issued and outstanding share of Common Stock (except those shares held by any of the Company’s stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights and shares owned by the Company as treasury stock or by Parent or Merger Sub) were cancelled and converted automatically into the right to receive $7.10 in cash, without interest and less any required withholding taxes. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock which remains unissued under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 22, 2011.

PRIMEDIA INC.

By:	/S/ KEITH L. BELKNAP
Keith L. Belknap
Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES J. STUBBS Charles J. Stubbs	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2011

/S/ KIM R. PAYNE Kim R. Payne	Senior Vice President Chief Financial Officer (Principal Financial Officer)	July 22, 2011

/S/ J. MICHAEL BARBER J. Michael Barber	Senior Vice President Chief Accounting Officer (Principal Accounting Officer)	July 22, 2011

/S/ JACOB M. CHACKO Jacob M. Chacko	Director	July 19, 2011

/S/ ASIFF HIRJI Asiff Hirji	Director	July 22, 2011

/S/ DAVID I. TRUJILLO David I. Trujillo	Director	July 22, 2011